Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
JULY 24, 2008	Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
Phone (386) 418-8888

Susan A. Noonan
The SAN Group, LLC
Phone (212) 966-3650

Kate Sharadin
The Sharadin Group, LLC
Phone (425) 869-9778

RTI BIOLOGICS ANNOUNCES 2008 SECOND QUARTER RESULTS

Company Will Hold Conference Call at 9:00 a.m. ET

ALACHUA, Fla. (July 24, 2008) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic and other biologic implants, reported operating results for the quarter ended June 30, 2008 as follows:

Second Quarter Highlights:

•	Achieved record revenues of $40.8 million

•	Increased gross margin to 48 percent for the quarter compared to 38 percent in prior year and 46 percent in the first quarter 2008

•	Grew sports medicine revenues by 55 percent

•	Commenced shipments of fresh osteochondral grafts, which is exceeding expectations

•	Shipped launch quantities of two new spinal implants and one bone graft substitute implant

•	Received FDA clearance for bovine pericardium membrane for dental applications

•	Received FDA clearance for Tutomesh® xenograft implant and updated claims for Tutopatch® implant for hernia repair applications

•

Achieved net income of $1.5 million, or $0.03 per diluted share, and adjusted net income of $2.2 million, or $0.04 per diluted share when excluding purchase accounting adjustments and restructuring charges

“The second quarter was our first full quarter as a combined company following the merger with Tutogen Medical,” said Brian K. Hutchison, RTI Biologics’ chairman and chief executive officer. “The integration of our two companies is progressing very well, and we continue to increase revenues and improve our profitability. We are optimistic that we will see accelerated performance in the second half of the year as a result of increased tissue availability and upcoming implant launches.”

Net revenues were $40.8 million for the second quarter of 2008, representing a 78 percent increase compared to net revenues of $22.9 million for the second quarter of 2007. Net revenues were $70.7 million for the first half of 2008, representing a 57 percent increase compared to net revenues of $44.9 million for the first half of 2007. The increase in revenues reflects the inclusion of revenues of Tutogen Medical since the completion of the merger on Feb. 27, 2008.

For the second quarter and first half of 2008, the company’s net income was reduced by purchase accounting adjustments and restructuring charges associated with the Tutogen merger of $1.1 million and $1.7 million before income taxes, respectively, representing an after tax expense of $741,000 and $1.2 million and a decrease in income per diluted share of $0.01 and $0.02, respectively. The adjustments for the second quarter and first half of 2008 relate to the amortization of inventory step-up adjustments of $704,000 and $939,000, respectively, included in the cost of goods sold; intangibles amortization expense of $276,000 and $336,000, respectively, included in marketing, general and administrative expenses; and $82,000 and $450,000 related to restructuring charges, respectively.

During the second quarter and the first half of 2008, the company recorded pre-tax stock-based compensation expense totaling $407,000 and $855,000, respectively, representing an after-tax expense of $249,000 and $522,000, resulting in no change in net income per diluted share for the second quarter and $0.01 for the first half of 2008, under the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment. This compares to stock-based compensation expense totaling $789,000 and $1.5 million before income taxes for the second quarter and the first half of 2007, representing an after-tax expense of $488,000 and $679,000, respectively, and a decrease in net income per diluted share of $0.02 and $0.02, respectively.

For the second quarter of 2008, the company reported net income of $1.5 million and a net income per diluted share of $0.03 based on 55.8 million diluted shares outstanding, compared to net income of $195,000 for the second quarter of 2007 and a net income per diluted share of $0.01 based on 30.3 million diluted shares outstanding for the second quarter of 2007. For the first half of 2008, the company reported net income of $2.1 million and net income per diluted share of $0.05 based on 47.2 million diluted shares outstanding, compared to net income of $329,000 and net income per diluted share of $0.01 based on 30.2 million diluted shares outstanding for the same period last year.

Revenue Analysis

Domestic revenues were $34.5 million for the second quarter of 2008 and $60.5 million for the first half of 2008, representing increases of 60 percent and 44 percent respectively, reflecting the merger with Tutogen Medical, Inc. and strong performance in sports medicine and surgical specialties, which overcame modest decline in spine and bone graft substitutes.

International revenues, which include exports and distribution from our German and French facilities, were $6.4 million for the second quarter of 2008 and $10.2 million for the first half of 2008, representing increases of 343 percent and 238 percent respectively, reflecting the merger with Tutogen Medical, Inc. and higher volume levels in all implant segments, except bone graft substitutes.

Conference Call

RTI will hold a live conference call and simultaneous audio web cast on Thursday, July 24, 2008 at 9:00 a.m. ET to discuss second quarter results. The conference call can be accessed by dialing (877) 681-3371, passcode 3638544. The Web cast can be accessed through the investor section of RTI’s Web site at www.rtix.com. A telephone replay of the call will be available through August 31, 2008 and can be accessed by calling (888) 203-1112, passcode 3638544; the replay will also be available at www.rtix.com.

About RTI Biologics Inc.

RTI Biologics, Inc. is the leading provider of sterile biological implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening, precision shaping and proprietary, validated sterilization processes. These allograft and xenograft implants are used in orthopedic, dental, hernia and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics—from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing fully validated sterilization processes that include viral inactivation steps. The company’s BioCleanse® Tissue Sterilization Process and the Tutoplast® process, sterilize tissue, are clinically successful and are scientifically proven to eliminate donor-to-recipient disease transmission risk while preserving tissue strength and biocompatibility. These processes have a proven record of more than two million implants distributed with zero incidence of infection. In addition, RTI bone pastes are sterilized through the demineralization process, a validated viral inactivation step.

The company is leading the evolution of biologics once again by offering a bovine based biological matrix, providing surgeons an expanded supply of safe, sterile tissue for their patients.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international facilities in Neunkirchen, Germany, and Aix-en-Provence, France. The company is accredited by the American Association of Tissue Banks.

Forward Looking Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about the expected benefits of the business combination involving RTI and Tutogen, including potential synergies and cost savings, future financial and operating results, and the combined company's plans and objectives. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results, regulatory approvals or changes to agreements with distributors also are forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including the ability of RTI to integrate its business successfully and to realize the expected synergies and cost savings from the merger and the risks described in public filings on file with the Securities and Exchange Commission (SEC). Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company's SEC filings may be obtained by contacting the company or the SEC or by visiting RTI's Web site at www.rtix.com or the SEC's Web site at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007 (1)	2008	2007 (1)
Net revenues	$40,828	$22,923	$70,738	$44,938
Costs of processing and distribution	21,416	14,100	37,526	28,013

Gross profit	19,412	8,823	33,212	16,925

Total operating expenses	16,932	8,531	29,685	16,198

Operating income	2,480	292	3,527	727

Total other (expense) income - net	(26)	21	(37)	(1)

Income before income tax expense	2,454	313	3,490	726
Income tax provision	(950)	(118)	(1,341)	(397)

Net income	$1,504	$195	$2,149	$329

Net income per common share - basic	$0.03	$0.01	$0.05	$0.01

Net income per common share - diluted	$0.03	$0.01	$0.05	$0.01

Weighted average shares outstanding - basic	53,771,326	29,793,878	45,786,111	29,793,842

Weighted average shares outstanding - diluted	55,824,147	30,340,945	47,241,155	30,208,951

(1)	Regeneration Technologies, Inc. only results

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007 (1)	2008	2007 (1)
Fees from tissue distribution:
Sports medicine	$9,987	$6,432	$19,202	$11,827
Spinal constructs	10,052	10,378	18,792	19,876
Bone graft substitutes	3,959	4,213	8,731	8,666
Dental	8,217	—	11,700	—
Surgical specialties	4,947	—	6,505	—
General orthopedic	1,699	252	2,294	464
Cardiovascular	—	598	13	1,537
Other revenues	1,967	1,050	3,501	2,568

Total revenues	$40,828	$22,923	$70,738	$44,938

Domestic revenues	34,456	21,486	60,521	41,916
International revenues	6,372	1,437	10,217	3,022

Total revenues	$40,828	$22,923	$70,738	$44,938

(1)	Regeneration Technologies, Inc. only results

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	June 30, 2008	December 31, 2007 (1)
Assets
Cash and cash equivalents	$21,328	$18,560
Accounts receivable	17,542	9,754
Inventories - net	63,262	39,847
Prepaid and other assets	48,857	32,105
Property, plant and equipment - net	49,577	35,549
Goodwill	226,309	151

Total assets	$426,875	$135,966

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses	$27,791	$15,821
Short term borrowings and long-term debt	7,037	3,375
Deferred revenue	7,562	4,667
Other liabilities	1,684	460
Stockholders’ equity	382,801	111,643

Total liabilities and stockholders’ equity	$426,875	$135,966

(1)	Balances at December 31, 2007 are for Regeneration Technologies, Inc. only